Exhibit 10.44

Certain personally identifiable information contained in this document, marked by brackets as [***], has been omitted from this exhibit pursuant to Item 601(a)(6) under Regulation S-K.

CONFIDENTIALITY, NON-SOLICITATION and

CHANGE OF CONTROL AGREEMENT

This Confidentiality, Non-Solicitation and Change of Control Agreement (“Agreement”) is made effective as of March 31, 2020, by and between Equitrans Midstream Corporation, a Pennsylvania corporation (Equitrans Midstream Corporation and its subsidiary companies are hereinafter collectively referred to as the “Company”), and Brian P Pietrandrea (the “Employee”).

WITNESSETH:

WHEREAS, the parties intend that this Agreement supersede in its entirety the Confidentiality, Non-Solicitation and Non-Competition Agreement between Company and the Employee dated March 7, 2013, as amended through the date hereof and all prior versions thereof (the “Non-Competition Agreement”);

WHEREAS, in order to protect the business, goodwill and confidential information of the Company, the Company desires to obtain or continue to obtain certain confidentiality and non-solicitation covenants from the Employee and the Employee desires to agree to such covenants in exchange for, among other things, the Company’s promise herein to pay certain severance benefits to the Employee subject to the provisions of Section 2 below; and

WHEREAS, in order to accomplish the foregoing objectives, the Company and the Employee desire to enter into this Agreement which, among other things, reflects the parties’ best efforts to comply with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), to the benefit of the Employee.

NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

1.             Confidentiality of Information and Nondisclosure. The Employee acknowledges and agrees that his/her employment by the Company necessarily involves his/her knowledge of and access to confidential and proprietary information pertaining to the business of the Company. Accordingly, the Employee agrees that at all times during the term of this Agreement and for as long as the information remains confidential after the termination of the Employee's employment, he/she will not, directly or indirectly, without the express written authority of the Company, unless directed by applicable legal authority having jurisdiction over the Employee, disclose to or use, or knowingly permit to be so disclosed or used, for the benefit of himself/herself, any person, corporation or other entity other than the Company, (a) any information concerning any financial matters, employees of the Company, customer relationships, competitive status, supplier matters, internal organizational matters, current or future plans, or other business affairs of or relating to the Company, (b) any management, operational, trade, technical or other secrets or any other proprietary information or other data of the Company, or (c) any other information related to the Company which has not been published and is not generally known outside of the Company. The Employee acknowledges that all of the foregoing, constitutes confidential and proprietary information, which is the exclusive property of the Company.

Nothing in this Agreement prohibits the Employee from: (a) reporting possible violations of federal, state, or local law or regulation to any governmental agency or entity, or from making other disclosures (including of confidential information) that are protected under the whistleblower provisions of federal, state, or local law or regulation; or (b) disclosing trade secrets when the disclosure is solely for the purpose of: (i) reporting possible violations of federal, state, or local law or regulation to any governmental agency or entity; (ii) working with legal counsel in order to determine whether possible violations of federal, state, or local law or regulation exist; or (iii) filing a complaint or other document in a lawsuit or other proceeding, if such filing is made under seal. Any disclosures of trade secrets must be consistent with 18 U.S.C. §1833.

2.             Enhanced Severance Benefits Related to Change of Control. In lieu of any payments and/or benefits to which the Employee may be entitled under the Company’s Severance Pay Plan, as amended from time to time, the Company will provide the Employee the following Enhanced Severance Benefits (as defined below) subject to the terms of this Section if there is a Change of Control (as defined below) and, either: the Company terminates the Employee’s employment other than for Cause (as defined below) within 24 months following the date of such Change of Control; or the Employee terminates his/her employment for Good Reason (as defined below) following the date of such Change of Control.

a.             For purposes of this Section, “Enhanced Severance Benefits” include:

i.	A lump sum payment in an amount equal to twelve (12) months of the Employee’s base salary at the higher of the rate of salary in effect at the time of such termination or the rate of salary in effect immediately prior to the date of the Change of Control;

ii.	A lump sum payment in the amount of fifteen thousand dollars $15,0000; and

iii.	A lump sum payment equal to the product of (i) twelve (12) and (ii) 100% of the then-current Consolidated Omnibus Budget Reconciliation Act of 1985 monthly rate for family coverage.

b.             The Company’s obligation to provide Enhanced Severance Benefits shall be contingent upon:

i.	The Employee’s execution of a release of clams in a form acceptable to the Company; and

ii.	The Employee’s compliance with his/her obligations hereunder, including but not limited to the obligations set forth in Sections 1 and 3.

c.             All Enhanced Severance Benefits payable to the Employee pursuant to this Section shall be made in a lump sum within 60 days following the Employee’s execution and delivery to the Company of the release identified in Subsection (b)(i) above. The payments provided under this Section 2 shall be subject to applicable tax and payroll withholdings. Notwithstanding the foregoing, in the event the 60 day period described in this Subsection (c) causes the lump sum payment to become payable after March 15 of the year following the year in which the Employee’s employment was terminated, the payment date shall be accelerated and the lump sum payment shall occur on or before March 15 of the year following the year in which the Employee’s employment was terminated.

d.             For purposes of this Agreement, “Change of Control” shall mean any of the following events:

i.	The sale or other disposition by the Company of all or substantially all of its assets to a single purchaser or to a group of purchasers, other than to a corporation with respect to which, following such sale or disposition, more than eighty percent (80%) of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of the Company’s Board of Directors is then owned beneficially, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the outstanding common stock and the combined voting power of the then outstanding voting securities immediately prior to such sale or disposition in substantially the same proportion as their ownership of the outstanding common stock and voting power immediately prior to such sale or disposition;

ii.	The acquisition in one (1) or more transactions by any person or group, directly or indirectly, of beneficial ownership of thirty percent (30%) or more of the outstanding shares of common stock or the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of the Company’s Board of Directors; provided, however, that the following shall not constitute a Change of Control: (A) any acquisition by the Company or any of its subsidiaries, or any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its subsidiaries and (B) an acquisition by any person or group of persons of not more than forty percent (40%) of the outstanding Shares or the combined voting power of the then outstanding voting securities of the Company if such acquisition resulted from the issuance of capital stock by the Company and the issuance and the acquiring person or group was approved in advance of such issuance by at least two-thirds (2/3) of the Continuing Directors (as defined below) then in office;

iii.	The Company’s termination of its business and liquidation of its assets;

iv.	There is consummated a merger, consolidation, reorganization, share exchange or similar transaction involving the Company (including a triangular merger), in any case, unless immediately following such transaction: (A) all or substantially all of the persons who were the beneficial owners of the outstanding common stock and outstanding voting securities of the Company immediately prior to the transaction beneficially own, directly or indirectly, more than fifty percent (50%) of the outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the corporation resulting from such transaction (including a corporation or other person which as a result of such transaction owns the Company or all or substantially all of the Company’s assets through one (1) or more subsidiaries (a “Parent Company”)) in substantially the same proportion as their ownership of the common stock and other voting securities of the Company immediately prior to the consummation of the transaction, (B) no person (other than (1) the Company, any employee benefit plan sponsored or maintained by the Company or, if reference was made to equity ownership of any Parent Company for purposes of determining whether the foregoing clause (A) is satisfied in connection with the transaction, such Parent Company, or (2) any person or group that satisfied the requirements of the foregoing subsection (ii)(B)) beneficially owns, directly or indirectly, thirty percent (30%) or more of the outstanding shares of common stock the combined voting power of the voting securities entitled to vote generally in the election of directors of the corporation resulting from such transaction and (C) individuals who were members of the Company’s Board of Directors immediately prior to the consummation of the transaction constitute at least a majority of the members of the board of directors resulting from such transaction (or, if reference was made to equity ownership of any Parent Company for purposes of determining whether the foregoing clause (A) is satisfied in connection with the transaction, such Parent Company); or

v.	The following individuals (sometimes referred to herein as “Continuing Directors”) cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the date hereof, constitute the entire Board of Directors and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Company’s Board of Directors or nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved.

The foregoing shall be construed and interpreted in a manner that is compliant with Section 409A of the Code.

Notwithstanding the foregoing, the consummation of the transactions contemplated by (i) the Agreement and Plan of Merger, dated as of February 26, 2020, by and among the Company, EQM LP Corporation, LS Merger Sub, LLC, EQM Midstream Partners, LP (the “Partnership”), and EQGP Services, LLC and (ii) the Preferred Restructuring Agreement, dated as of February 26, 2020, by and among the Company, the Partnership, and the investors set forth on Schedule I thereto, will not constitute a Change of Control.

e.             Solely for purposes of this Agreement, “Cause” shall include: (i) the Employee’s conviction of a felony, a crime of moral turpitude or fraud or the Employee having committed fraud, misappropriation or embezzlement in connection with the performance of the Employee’s duties; (ii) the Employee’s willful and repeated failures to substantially perform assigned duties; or (iii) the Employee’s violation of any provision of this Agreement or express significant policies of the Company. If the Company terminates the Employee’s employment for Cause, the Company shall give the Employee written notice setting forth the reason for the Employee’s termination not later than 30 days after such termination.

f.              Solely for purposes of this Agreement, “Good Reason” shall mean the Employee’s resignation within 90 days after (but in all cases prior to the second anniversary of such Change of Control): (i) a reduction in the Employee’s base salary of 10% or more (unless the reduction is applicable to all similarly situated employees); (ii) a reduction in the Employee’s annual short-term bonus target by the greater of (A) 10 percent and (B) 5 percentage points of the Employee’s target bonus percentage, unless the reduction is applicable to all similarly situated employees; (iii) a significant diminution in the Employee’s job responsibilities, duties or authority; (iv) a change in the geographic location of the Employee’s primary reporting location of more than 50 miles; and/or (v) any other action or inaction that constitutes a material breach by the Company of any written employment-related agreement between the Employee and the Company, including this Agreement.

A termination by the Employee shall not constitute termination for Good Reason unless the Employee first delivers to the General Counsel of the Company written notice: (i) stating that the Employee intends to resign for Good Reason pursuant to this Agreement; and (ii) setting forth with specificity the occurrence deemed to give rise to a right to terminate for Good Reason (which notice must be given no later than 90 days after the initial occurrence of such event).  The Company shall have a reasonable period of time (not less than 30 days) to take action to correct, rescind or substantially reverse the occurrence supporting termination for Good Reason as identified by the Employee.  Failure by the Company to act or respond to the written notice shall not be deemed to be an admission that Good Reason exists.

3.             Non-Solicitation. In consideration for the benefits described in Section 2 hereof and the rescission of the Non-Competition Agreement, the Employee agrees:

a.             While the Employee is employed by the Company and for a period of twelve (12) months after the date of the Employee’s termination of employment with the Company for any reason, the Employee shall not (directly or indirectly) on his/her own behalf or on behalf of any other person or entity solicit or induce, or cause any other person or entity to solicit or induce, or attempt to solicit or induce, any employee, consultant, vendor or independent contractor to leave the employ of or engagement by the Company or its successors, assigns or affiliates, or to violate the terms of their contracts with the Company.

b.             For a period of twelve (12) months following the termination of the Employee's employment with the Company for any reason, including without limitation termination for Cause or without Cause, the Employee shall not, directly or indirectly, solicit the business of, or do business with:

i.	any customer that the Employee approached, solicited or accepted business from on behalf of the Company, and/or was provided confidential or proprietary information about while employed by the Company within the one (1) year period preceding the Employee's separation from the Company; and

ii.	any prospective customer of the Company who was identified to or by the Employee and/or who the Employee was provided confidential or proprietary information about while employed by the Company within the one (1) year period preceding the Employee's separation from the Company, for purposes of marketing, selling and/or attempting to market or sell products and services which are the same as or similar to any product or service the Company offers within the last two (2) years prior to the end of the Employee's employment with the Company, and/or, which are the same as or similar to any product or service the Company has in process over the last two (2) years prior to the end of the Employee's employment with the Company to be offered in the future.

4.             Severability. The provisions of this Agreement are severable. To the extent that any provision of this Agreement is deemed unenforceable in any court of law, the parties intend that such provision be construed by such court in a manner to make it enforceable and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

5.             Reasonable and Necessary Agreement. The Employee acknowledges and agrees that: (a) this Agreement is necessary for the protection of the legitimate business interests of the Company; (b) the restrictions contained in this Agreement are reasonable; (c) the Employee will be fully able to earn an adequate livelihood for the Employee and the Employee’s dependents if the non-solicitation provisions contained in this Agreement are enforced against the Employee; and (d) the Employee has received adequate and valuable consideration for entering into this Agreement.

6.             Injunctive Relief and Attorneys’ Fees. The Employee stipulates and agrees that any breach of this Agreement by the Employee will result in immediate and irreparable harm to the Company, the amount of which will be extremely difficult to ascertain, and that the Company could not be reasonably or adequately compensated by damages in an action at law. For these reasons, the Company shall have the right, without objection from the Employee, to obtain such preliminary, temporary or permanent mandatory or restraining injunctions, orders or decrees as may be necessary to protect the Company against, or on account of, any breach by the Employee of Sections 1 or 3 hereof. In the event the Company obtains any such injunction, order, decree or other relief, in law or in equity: (a) the Employee shall be responsible for reimbursing the Company for all costs associated with obtaining the relief, including reasonable attorneys’ fees and expenses and costs of suit; and (b) the duration of any violations of Sections 1 and 3 shall be added to the twelve (12) months restricted period specified in Section 3. Such right to equitable relief is in addition to the remedies the Company may have to protect its rights at law, in equity or otherwise.

7.             Binding Agreement. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company.

8.             Governing Law/Consent to Jurisdiction and Venue. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania. For the purpose of any suit, action or proceeding arising out of or relating to this Agreement, the Employee irrevocably consents and submits to the jurisdiction and venue of any state or federal court located in Allegheny County, Pennsylvania. The Employee agrees that service of the summons and complaint and all other process which may be served in any such suit, action or proceeding may be effected by mailing by registered mail a copy of such process to the Employee at the address set forth below (or such other address as the Employee shall provide to the Company in writing). The Employee irrevocably waives any objection which he/she may now have or hereafter has to the venue of any such suit, action or proceeding brought in such court and any claim that such suit, action or proceeding brought in such court has been brought in an inconvenient forum and agrees that service of process in accordance with this Section will be deemed in every respect effective and valid personal service of process upon the Employee. Nothing in this Agreement will be construed to prohibit service of process by any other method permitted by law. The provisions of this Section will not limit or otherwise affect the right of the Company to institute and conduct an action in any other appropriate manner, jurisdiction or court. The Employee agrees that final judgment in such suit, action or proceeding will be conclusive and may be enforced in any other jurisdiction by suit on the judgment or in any other manner provided by law.

9.             Employment at Will. The Employee acknowledges that he/she is employed at-will and for no definite term. This means that either party may terminate the employment relationship at any time for any or no reason.

10.            Arbitration of Employment Claims. In the event that the Employee does not execute a release of all claims pursuant to Section 2(b) above, any dispute arising out of or relating to the Employee’s employment or termination of employment with the Company shall be resolved by the sole and exclusive means of binding arbitration in accordance with the terms of the Company’s Alternative Dispute Resolution Program Policy (the “ADR Program”). Consistent with the provisions of the ADR Program, the parties further agree that any dispute arising out of or relating to their obligations under this Agreement itself, including but not limited to the Company’s obligations under Section 2 and the Employee’s obligations under Sections 1 and 3 above, shall not be subject to binding arbitration under the ADR Program.

11.           Internal Revenue Code Section 409A.

a.             General. This Agreement shall be interpreted and administered in a manner so that any amount or benefit payable hereunder shall be paid or provided in a manner that is either exempt from or compliant with the requirements of Section 409A of the Code and applicable Internal Revenue Service guidance and Treasury Regulations issued thereunder. Nevertheless, the tax treatment of the benefits provided under the Agreement is not warranted or guaranteed. Neither the Company nor its directors, officers, employees or advisers shall be held liable for any taxes, interest, penalties or other monetary amounts owed by the Employee as a result of the application of Section 409A of the Code.

b.             Separation from Service. For purposes of the Agreement, the term “termination,” when used in the context of a condition to, or the timing of, a payment hereunder, shall be interpreted to mean a “separation from service” as such term is used in Section 409A of the Code.

c.             Six-Month Delay in Certain Circumstances. Notwithstanding anything in this Agreement to the contrary, if any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code (“Non-Exempt Deferred Compensation”) would otherwise be payable or distributable under this Agreement by reason of the Employee’s separation from service during a period in which the Employee is a Specified Employee (as defined below), then, subject to any permissible acceleration of payment by the Company under Treas. Reg. Section 1.409A-3(j)(4)(ii) (domestic relations order), (j)(4)(iii) (conflicts of interest), or (j)(4)(vi) (payment of employment taxes):

i.	the amount of such Non-Exempt Deferred Compensation that would otherwise be payable during the six-month period immediately following the Employee’s separation from service will be accumulated through and paid or provided on the first day of the seventh month following the Employee’s separation from service (or, if the Employee dies during such period, within 30 days after the Employee’s death) (in either case, the “Required Delay Period”); and

ii.	the normal payment or distribution schedule for any remaining payments or distributions will resume at the end of the Required Delay Period.

For purposes of this Agreement, the term “Specified Employee” has the meaning given such term in Code Section 409A and the final regulations thereunder.

d.             Timing of Release of Claims. Whenever in this Agreement a payment or benefit is conditioned on the Employee’s execution of a release of claims, such release must be executed and all revocation periods shall have expired within 60 days after the date of termination; failing which such payment or benefit shall be forfeited. If such payment or benefit constitutes Non-Exempt Deferred Compensation, and if such 60-day period begins in one calendar year and ends in the next calendar year, the payment or benefit shall not be made or commence before the second such calendar year, even if the release becomes irrevocable in the first such calendar year. In other words, the Employee is not permitted to influence the calendar year of payment based on the timing of his/her signing of the release.

12.           Entire Agreement. This Agreement contains the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, including, for the avoidance of doubt, the Non-Competition Agreement. This Agreement may not be changed, amended, or modified, except by a written instrument signed by the parties; provided, however, that the Company may amend this Agreement from time to time without the Employee’s consent to the extent deemed necessary or appropriate, in its sole discretion, to effect compliance with Section 409A of the Code, including regulations and interpretations thereunder, which amendments may result in a reduction of benefits provided hereunder and/or other unfavorable changes to the Employee.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its officers thereunto duly authorized, and the Employee has hereunto set his hand, all as of the day and year first above written.

EQUITRANS MIDSTREAM CORPORATION		EMPLOYEE:

By:	/s/ Anne M. Naqi	/s/ Brian P. Pietrandrea
	(Signature)	(Signature)

Address:

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